UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material under §240.14a-12

BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 18, 2021, Blucora, Inc. (the “Company”) provided certain communications to its employees in connection with the Company’s 2021 annual meeting of stockholders. A copy of such communications can be found below.

March 18, 2021

Blucora team,

As you know, we hold an annual meeting of stockholders each spring, at which a slate of directors is elected. This year, in addition to the slate of directors nominated by the Board, one of our stockholders, Ancora Catalyst Institutional, LP, has nominated four candidates for election to our Board of Directors.

Between now and the annual meeting, which is scheduled to be held on April 21, all stockholders – including our employees and financial professionals that own stock – will be receiving communications from Ancora and the Company about the election.  You may receive these electronically, if you have set up your brokerage account with that option, or in the mail.

Many of you may have received Ancora’s first communication this morning through your personal brokerage accounts (e.g., E*Trade). Our Board has also sent stockholders a letter and a proxy statement. If you are a stockholder, you should receive both communications today or tomorrow.

You can read all of the Board’s materials at VoteBlucora.com. Our first letter is available here. As you will see, the Board is recommending that all stockholders vote using the BLUE proxy card, “FOR” all of the existing Board members. I want to remind you that you are under no obligation to respond to Ancora and in fact can simply delete or throw away Ancora’s materials.

You should know that Ancora first bought Blucora shares in November 2020 and shortly thereafter demanded Board seats.  Repeated efforts were made by our Board and the management team to reach a constructive outcome that would benefit all stockholders.  Ultimately, Ancora continued to make demands that the Board believed were not to the benefit of all stockholders and, when these demands were declined, chose to launch a public proxy fight against Blucora – seeking to elect four individuals who appear to bring very little relevant experience to Blucora.

Situations with activist investors like Ancora are not uncommon and can be distracting. I encourage everyone not to let this happen. You are vital to helping us maintain Blucora’s forward momentum and achieve success, so please remain focused on your goals, especially during this critical season for both of our businesses. Just as in the past, if there is any important news to share about Blucora you will hear it directly from Ann or me, as appropriate. In the meantime, please keep directing your energy towards ensuring we meet or exceed this year’s goals.

Thank you all for your continued hard work and dedication.

Chris Walters

President and CEO

Blucora

Important Additional Information and Where to Find It

Blucora, Inc. (the “Company”) has filed a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2021 annual meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s definitive proxy statement filed with the SEC on March 11, 2021.